EXHIBIT 99.7


        SUMMARY OF AVOCENT CORPORATION 2009 EXECUTIVE CASH BONUS PROGRAM

Program Background

     The Avocent Corporation 2009 executive cash bonus program was adopted by the Compensation Committee of the Board of Directors of Avocent Corporation (the "Company") and is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. The Company's Compensation Committee is comprised of three independent non-employee directors. From time to time, the Company engages independent compensation consultants to advise the Compensation Committee on compensation and benefit matters.

     It is the objective of the Company's Compensation Committee and the Board of Directors to have a portion of each executive's compensation contingent upon the Company's performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) annual base salary, (ii) annual cash bonus based on the achievement of performance goals established for the Company and for the executive officer, and (iii) equity based awards that are designed to strengthen the mutuality of interests between the executive officer and the Company's stockholders, a portion of which is based on the achievement of performance goals established for the Company. The 2009 executive cash bonus program is designed to meet the second of these three elements, and bonuses to be awarded under the executive cash bonus program by the Compensation Committee are based on specified levels of operational revenue and operational earnings per share in 2009. The Compensation Committee has the authority to award additional bonuses based on its evaluation of an executive's performance during a year.

Program Summary

     The annual executive cash bonus program is designed to reward executives on a sliding scale basis for performance by the Company, and the program is targeted at 100% of base pay for the Company's Chief Executive Officer, 70% of base pay for the Company's President, and 60% of base pay for the Company's other executive officers. The calculation of executive bonuses for the last nine months of 2009 is based sixty percent (60%) on financial metrics, twenty-five percent (25%) on individual metrics based on the achievement of specified corporate and individual goals tailored to each executive and approved by the Compensation Committee, and fifteen percent (15%) on our Chief Executive Officer's determination regarding each executive's teamwork, contribution, and performance. For our Chief Executive Officer, the bonus calculation is based eighty percent (80%) on the financial metrics and twenty percent (20%) on his achievement of specific corporate and individual goals approved by our Board of Directors.

     The financial metrics are based on targeted levels of revenue and operational earnings per share (which is income prior to intangible amortization, stock compensation expense, restructuring and integration costs, and acquired in-process research and development expense) for 2009 as reported by the Company to its shareholders. Each of these two financial performance metrics would be weighted equally in calculating the percentage of targeted financial metric actually earned by each participant. The targeted 25% for individual metrics and the targeted 15% for the Chief Executive Officer discretionary metric can each be increased up to 150% of the targeted amount for superior performance upon the recommendation of the Chief Executive Officer, but only upon the specific approval of the Compensation Committee. Depending on the levels of the Company's revenue and operational earnings per share for the remainder of 2009, the achievement of individual objectives, and the Chief Executive Officer's discretion, an executive could actually earn a percentage from 0% to 150% of the targeted bonus initially determined. As a result, the maximum award under the program is 150% of base pay for the Company's Chief Executive Officer, 105% of base pay for the Company's President, and 90% of base pay for the Company's other executive officers. Any bonuses earned are paid out after the end of the year.

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